                                                                    EXHIBIT B-14

                      WRITTEN CONSENT IN LIEU OF A SPECIAL
                      MEETING OF THE BOARD OF DIRECTORS OF
                          COLUMBIA PIPELINE CORPORATION
                               DATED JUNE 4, 2001


         The undersigned, being all of the members of the Board of Directors of Columbia Pipeline Corporation (the "Corporation"), a Delaware corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, hereby waive notice and holding of a special meeting and consent to the following resolutions in lieu of action at a special meeting of the Board of Directors.

                    RESOLUTION OF DIRECTORS TO AMEND BY-LAWS

         WHEREAS, the directors of the Corporation believe it to be in the best interests of the Corporation to amend the By-Laws to change the date of the annual meeting of the stockholders,

         NOW, THEREFORE, BE IT RESOLVED, that Article II, Section 2, of the By-Laws of the Corporation shall be deleted in its entirety and is hereby amended to read as follows:

                  Section 2. The annual meeting of the stockholders shall be held on the second Wednesday of April each year, at the hour of 10:00 a.m., for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day.

         IT IS FURTHER RESOLVED, that the Secretary of the Corporation be and is hereby authorized to revise, amend and restate the By-Laws of the Corporation in their entirety, as attached hereto, so that the By-Laws reflect the amendments indicated above and properly certify the same.

                                   /s/ Catherine G. Abbott
                                   /s/ Terrance L. McGill
                                   /s/ Michael W. O'Donnell

                                   Being all of the Directors of the Corporation